EXHIBIT  5.1


May  20,  2002
SBE,  Inc.
2305  Camino  Ramon,  Suite  200
San  Ramon,  CA  94583

Ladies  and  Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by SBE, Inc. (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission, covering the sale of 555,556 shares of the Company's Common Stock (the "Shares") pursuant to the Subscription Agreement dated as of April 30, 2002, by and between the Company and Stonestreet Limited Partnership (the "Agreement"), and 122,540 shares of the Company's Common Stock (the "Warrant Shares") issuable upon the exercise of warrants (the "Warrants") pursuant to the Agreement and the Letter of Understanding, dated April 17, 2002, by and between the Company and Vintage Partners LLC.

In connection with this opinion, we have examined the Registration Statement and related Prospectus, the Company's Certificate of Incorporation, By-laws, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been validly issued and are fully paid and nonassessable, and the Warrant Shares, when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very  truly  yours,

Cooley  Godward LLP

/s/  Jodie  M.  Bourdet
Jodie  M.  Bourdet,  Esq.